TOYS“R”US, INC. REPORTS FINANCIAL RESULTS FOR FIRST QUARTER 2012

Solid Results Driven By Strong Toy Sales, Enhanced Margin Rate, and Continued Expense Controls
WAYNE, NJ (June 8, 2012) - Toys“R”Us, Inc. today reported financial results for the first quarter ended April 28, 2012.
Jerry Storch, Chairman and CEO, Toys“R”Us, Inc., stated, “We are pleased with the increased profitability of our overall business in the first quarter and especially proud of our U.S. business results. On a global basis, we improved gross margin, as a percentage of net sales by 1.1 percentage points, as a result of our focus on product differentiation and driving sales mix toward higher margin products. Additionally, the investments we made last year in strengthening our omnichannel capabilities continue to deliver results, including strong revenues from our e-commerce operations in the first quarter.”
First Quarter Highlights

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The Learning and Core Toy categories continued to be strong, generating net sales growth of 6.7% and 4.7%, respectively. The Entertainment category (which includes electronics, video game hardware and software) was down 14%, reflecting ongoing weakness in the global video game business. Excluding the Entertainment category, net sales were up 0.5%.

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Net sales were $2.6 billion, a decrease of 0.9% or $24 million versus the prior year. The decline in net sales for the quarter was primarily attributable to a decrease in comparable store net sales, as well as a foreign currency translation impact of $14 million. Comparable store net sales were down 0.8% in the Domestic segment and 5.0% in the International segment. Within the International segment, the largest decline was in Japan, which is cycling off the anniversary of the destructive earthquake, which resulted in an increase in sales a year ago. These decreases were partially offset by an increase in net sales from new locations within the International segment, including the company's recently acquired stores in Greater China and Southeast Asia.

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Gross margin dollars were $997 million, compared to $978 million for the prior year. Gross margin, as a percentage of net sales, was 38.2%, an increase of 1.1 percentage points versus the prior year. Concurrently, the company reduced inventory levels by $122 million, to $2,327 million as of April 28, 2012, as compared to $2,449 million in the prior year.

•	Selling, general and administrative expenses (“SG&A”) were $898 million, compared to $897 million in the prior year.

•	Adjusted EBITDA[1] was $119 million, compared to $107 million in the prior year, an increase of 11.2%.

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Operating earnings were a gain of $10 million, compared to a loss of $7 million in the prior year. This was mainly attributable to an increase in operating earnings of $20 million or 25% within the Domestic segment, partially offset by a decrease of $6 million within the International segment. The increase in Domestic operating earnings was principally due to improvements in gross margin and a reduction in SG&A.

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Net loss was $60 million, an improvement of $7 million compared to $67 million in the prior year and reflects an improvement in operating performance as well as a decrease in interest expense of $16 million primarily driven by a reduction in expenses related to our derivative instruments. This was partially offset by a decline in income tax benefit of $28 million due to a lower loss before income taxes and a lower forecasted annualized effective tax rate.

Mr. Storch continued, “New locations within our International segment, including recently acquired stores in Greater China and Southeast Asia, were positive contributors to sales this quarter, reinforcing our strategy to broaden our reach in emerging economies that are experiencing GDP growth and rising incomes. Looking ahead in 2012, our team remains focused on offering our customers a differentiated shopping experience and executing on the strategic initiatives that will position the company for a successful year, while creating a solid foundation for the future.”
Liquidity and Capital Spending
The company ended the first quarter with approximately $2 billion of liquidity, including cash and cash equivalents of $609 million and unused available committed lines of credit of $1.4 billion. Shareholders' equity was $423 million, up $84 million from the prior year.
The company's capital expenditure program is a key component of its long-term toy and juvenile integration strategy. During the first quarter, the company invested $52 million primarily to convert, expand and remodel existing stores, open new stores and improve its information technology and logistics systems and capabilities, compared to $58 million in the prior year.
Further information regarding the company's financial performance in the first quarter of fiscal 2012 is presented in its quarterly report on Form 10-Q, which was filed with the Securities and Exchange Commission on June 8, 2012.

About Toys“R”Us, Inc.
Toys“R”Us, Inc. is the world's leading dedicated toy and juvenile products retailer, offering a differentiated shopping experience through its family of brands. Merchandise is sold in 874 Toys“R”Us and Babies“R”Us stores in the United States and Puerto Rico, and in more than 625 international stores and over 145 licensed stores in 35 countries and jurisdictions. In addition, it exclusively operates the legendary FAO Schwarz brand and sells extraordinary toys in the brand's flagship store on Fifth Avenue in New York City. With its strong portfolio of e-commerce sites including Toysrus.com, Babiesrus.com, eToys.com and FAO.com, it provides shoppers with a broad online selection of distinctive toy and baby products. Headquartered in Wayne, NJ, Toys“R”Us, Inc. employs approximately 70,000 associates annually worldwide. The company is committed to serving its communities as a caring and reputable neighbor through programs dedicated to keeping kids safe and helping them in times of need.
This press release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. All statements herein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases such as “anticipate,” “estimate,” “plan,” “expect,” “project”, “forecast”, “foresee”, “outlook”, “believe,” “intend,” “will,” “may,” and similar words or phrases. These statements discuss, among other things, our strategy, store openings and renovations, capital spending, future financial or operational performance including profitable growth expectations, anticipated cost savings, results of restructurings, anticipated domestic or international developments, and other goals, targets and future occurrences and trends. These statements are subject to risks, uncertainties and other factors, including, among others, competition in the retail industry and changes in our product distribution mix and distribution channels, seasonality of our business, changes in consumer preferences and consumer spending patterns, product safety issues including product recalls, general economic conditions in the United States and other countries in which we conduct our business, our ability to implement our strategy, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements, availability of adequate financing, changes in laws that impact our business, changes in employment legislation, our dependence on key vendors for our merchandise, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, political and other developments associated with our international operations, existence of adverse litigation and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Annual Report on Form 10-K and in our other reports and documents filed with the Securities and Exchange Commission (which reports and documents should be read in conjunction with this press release). We believe that all forward-looking statements are based upon reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, you should not place undue reliance on these statements. Forward-looking statements speak only as of the date when made, and we undertake no obligation to update these statements in light of subsequent events or developments. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements.
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For more information please contact:

Bruce Bishop, Vice President, Investor Relations at 973-617-5160 or Bruce.Bishop@toysrus.com

Kathleen Waugh, Vice President, Corporate Communications at 973-617-5888, 646-366-8823 or waughk@toysrus.com

1 A detailed description and reconciliation of EBITDA and Adjusted EBITDA, and management's reasons for using these measures, are set forth at the end of this press release.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	13 Weeks Ended
(In millions)	April 28, 2012	April 30, 2011
Net sales	$2,612	$2,636
Cost of sales	1,615	1,658
Gross margin	997	978
Selling, general and administrative expenses	898	897
Depreciation and amortization	100	98
Other income, net	(11)	(10)
Total operating expenses	987	985
Operating earnings (loss)	10	(7)
Interest expense	(112)	(128)
Interest income	4	2
Loss before income taxes	(98)	(133)
Income tax benefit	38	66
Net loss	$(60)	$(67)

CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

(In millions)	April 28, 2012	January 28, 2012	April 30, 2011
ASSETS
Current Assets:
Cash and cash equivalents	$609	$701	$496
Accounts and other receivables	276	254	300
Merchandise inventories	2,327	2,232	2,449
Current deferred tax assets	127	128	111
Prepaid expenses and other current assets	168	122	193
Total current assets	3,507	3,437	3,549
Property and equipment, net	4,006	4,052	4,085
Goodwill	447	448	385
Deferred tax assets	278	279	219
Restricted cash	30	30	16
Other assets	564	596	525
Total Assets	$8,832	$8,842	$8,779

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,332	$1,447	$1,524
Accrued expenses and other current liabilities	790	916	763
Income taxes payable	32	51	33
Current portion of long-term debt	1,471	315	68
Total current liabilities	3,625	2,729	2,388
Long-term debt	4,013	4,846	5,360
Deferred tax liabilities	152	154	120
Deferred rent liabilities	349	338	320
Other non-current liabilities	236	243	252
Temporary equity - noncontrolling interest	34	29	—
Total stockholders’ equity	423	503	339
Total Liabilities, Temporary Equity and Stockholders’ Equity	$8,832	$8,842	$8,779

Non-GAAP Disclosure of EBITDA and Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors of the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company's GAAP financial data. We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net loss to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended
(In millions)	April 28, 2012	April 30, 2011
Net loss	$(60)	$(67)

Add:
Income tax benefit	(38)	(66)
Interest expense, net	108	126
Depreciation and amortization	100	98

EBITDA	110	91

Adjustments:
Sponsors management and advisory fees (a)	5	5
Impairment on long-lived assets (b)	2	1
Certain legal and accounting transaction costs	—	3
Property damage write-offs and repairs (c)	—	3
Compensation expense (d)	—	2
Litigation expense (e)	—	1
Other (f)	2	1
Adjusted EBITDA (g)	$119	$107

(a) Represents the fees paid to Bain Capital Partners LLC, Kohlberg Kravis Roberts & Co. L.P., and Vornado Realty Trust (collectively, the "Sponsors") in accordance with the advisory agreement.
(b) Asset impairments primarily due to the identification of underperforming stores and the relocation of certain stores.
(c) Represents the write-off of damaged assets and repairs from an earthquake and resulting tsunami that hit the Northeast coast of Japan and a store fire in Australia.
(d) Represents the incremental compensation expense related to existing liability awards and the repurchase of awards by the Company upon termination.
(e) Represents litigation expenses recorded for certain legal matters.
(f) Represents miscellaneous other charges consisting primarily of gains from property sales, store closure costs and restructuring which were not individually significant for separate disclosure.

(g) Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company's actual operating performance including certain items which are generally non-recurring. We have historically excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors' management and advisory fees, asset impairment charges, restructuring charges, impact of litigation, noncontrolling interest, gain (loss) on sale of properties and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.